CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@CamdenNational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces its Second Quarter 2026 Dividend

CAMDEN, Maine, June 30, 2026 /PRNewswire/ -- Simon Griffiths, President and Chief Executive Officer of Camden National Corporation (NASDAQ: CAC; the "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share. This quarterly payout results in an annualized dividend yield of 3.11% based on the June 29, 2026 closing price of the Company's common stock at $53.96 per share as reported by NASDAQ. The dividend is payable on July 31, 2026, to shareholders of record at the close of business on July 15, 2026.

About Camden National Corporation

Camden National Corporation (NASDAQ: CAC) is Northern New England's largest publicly traded bank holding company, with $7.0 billion in assets. Founded in 1875, Camden National Bank has 72 banking centers in Maine and New Hampshire and is a full-service community bank offering the latest digital banking, complemented by award-winning, personalized service. Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.